EXHIBIT 23.3 CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS We hereby consent to the references to our firm in this Annual Report on Form 10-K for Rosehill Resources Inc., and to the use of information from, and the inclusion of, our report, dated March 7,2019, with respect to the estimates of the proved reserves, future production and income as of December 31, 2018 attributable to certain leasehold and royalty interests of Rosehill Resources Inc. (our "Report") in this Annual Report on Form 10-K. We further consent to the reference to our firm under the heading “Experts” in this Annual Report on Form 10-K and to the incorporation by reference of our Report and of references to us in Rosehill Resources Inc.'s Registration Statements on Form S-3 (No. 333-217683) and Form S-8 (No. 333-218023). NETHERLAND, SEWELL & ASSOCIATES, INC. /s/ Danny D. Simmons By: ____________________________________ Danny D. Simmons, P.E. President and Chief Operating Officer Houston, Texas March 28, 2019